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                                                                  EXHIBIT 11.1


     Statement regarding computation of net loss per callable common share


                                        For the year       For the period
                                            ended               ended
                                      December 31, 1996   December 31, 1995
                                      -----------------   -----------------

Net loss                                 $(29,444,601)      $(17,783,545)
                                         ============       ============

Weighted average callable common
  shares outstanding                        3,250,000          3,250,000
                                            =========          =========

Net loss per callable common share             $(9.06)            $(5.47)
                                               ======             ======



                                  Exhibit 11.1